NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREUNDER AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

                             FIDELITY HOLDINGS, INC.

                               ADJUSTABLE WARRANT

Warrant No. [ ]                                          Dated: February 8, 2000

      Fidelity Holdings, Inc., a Nevada corporation (the "Company"), hereby certifies that, for value received, [ ], or its registered assigns ("Holder"), is entitled, subject to the terms set forth below, to purchase from the Company up to the total number of shares of Common Stock, $.01 par value per share (the "Common Stock"), of the Company (each such share, a "Warrant Share" and all such shares, the "Warrant Shares") calculated pursuant to Section 3 of this Warrant at an exercise price equal to $.01 per share (as adjusted from time to time as provided in Section 9, the "Exercise Price"), at the times set forth herein through and including the Third Vesting Period Expiration Date (as defined in Section 3(a)(iii) hereof) (the "Expiration Date"), and subject to the following terms and conditions (certain terms used herein are defined in Exhibit A attached hereto):

      1. Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the "Warrant Register"), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, and the Company shall not be affected by notice to the contrary.

      2. Registration of Transfers and Exchanges.

            (a) The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Transfer Agent or to the Company at the address specified in Section 13. Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a "New Warrant"), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance of such transferee of all of the rights and obligations of a holder of a Warrant.

            (b) This Warrant is exchangeable, upon the surrender hereof by the Holder to the office of the Company at the address specified in Section 13 for one or more New Warrants, evidencing in the aggregate the right to purchase the number of Warrant Shares which may then be purchased hereunder. Any such New Warrant will be dated the date of such exchange.

            3. Duration, Vesting and Exercise of Warrant.

            (a) The vesting of the Warrant Shares which the Holder is permitted to acquire pursuant to this Warrant shall occur on the dates set forth below in this Section 3(a). On each such date, this Warrant shall vest with respect to a number of Warrant Shares calculated pursuant to Section 3(b) below. Warrant Shares that have vested on a Vesting Date (as defined below) may be acquired by the Holder at any time and from time to time only during the forty (40) Trading Days following such Vesting Date, upon exercise of this Warrant, provided, that each such forty (40) Trading Day period shall be extended by the number of days during such period which the Holder is for any reason unable to use the Underlying Shares Registration Statement or the prospectus thereunder in order to sell securities thereunder.

                  (i) The first vesting date (the "First Vesting Date") shall be the fortieth (40th) Trading Day following the Effectiveness Date, provided, that if the Effectiveness Date shall not have occurred prior to the Effectiveness Required Date, then at the option of the Holder (exercisable by notice delivered to the Company no later than three (3) Trading Days following the Effectiveness Required Date), the First Vesting Date shall occur on the (30th) Trading Day following the Effectiveness Required Date (the Warrant Shares with respect to which this Warrant is exercisable on the First Vesting Date are called the "First Reset Warrant Shares");

                  (ii) The second vesting date (the "Second Vesting Date") shall be the fortieth (40th) Trading Day following the First Vesting Date (the Warrant Shares with respect to which this Warrant is exercisable on the Second Vesting Date are called the "Second Reset Warrant Shares"); and

                  (iii) The third vesting date (the "Third Vesting Date," and together with the First Vesting Date and the Second Vesting Date, the "Vesting Dates") shall be the fortieth (40th) Trading Day (such forty (40) Trading Period, as extended pursuant to the last sentence of Section 3(a), the "Third Vesting Date Expiration Date") following the Second Vesting Date (the Warrant Shares with respect to which this Warrant is exercisable on the Third Vesting Date are called the "Third Reset Warrant Shares").

            (b) Except as otherwise set forth in this Warrant, this Warrant shall vest and become exercisable on each Vesting Date with respect to the number of Warrant Shares calculated in accordance with the following formula:

    (Applicable Share Number) x [(Purchase Price x 1.15) - Adjustment Price]
    ------------------------------------------------------------------------
                                Adjustment Price

      If the number calculated in accordance with the foregoing formula is zero or a negative number, the Holder shall not be obligated to transfer any shares of Common Stock to the Company. On each Vesting Date, the Company shall send a notice to the Holder setting forth in reasonable detail its calculation of the number of Warrant Shares which shall vest and be exercisable on such Vesting Date. Notwithstanding anything to the contrary set forth herein, if, on any Trading Day occurring after the Effectiveness Date during which (1) for the immediately preceding fifteen (15) Trading Days there was an effective Underlying Shares Registration Statement pursuant to which the Holder was permitted to resell Underlying Shares and (2) the average of the Per Share Market Values for the fifteen (15) Trading Days immediately preceding such date equaled or exceeded $22.50 (the "Threshold Price"), then this Warrant shall not vest for any Warrant Shares with respect to any Vesting Date that would occur after the expiration of such fifteen (15) Trading Day period, provided, that the application of this sentence shall have no effect on the vesting of Warrant Shares in respect of a Vesting Date unless all of the Trading Days used to calculate such fifteen (15) Trading Day average occurred prior to the 15th Trading Day immediately preceding such Vesting Date, but shall terminate vesting rights with respect to subsequent Vesting Dates, if any.

            (c) The vesting of the Warrant Shares in accordance with this
      Section 3 shall not be affected by any failure by the Company to cause the Underlying Shares Registration Statement declared effective by the Commission or maintain the effectiveness of the Underlying Shares Registration Statement after it has been declared effective by the Commission.

            (d) Notwithstanding anything herein to the contrary, if on any Vesting Date the Adjustment Price shall be less than $10.00 (such an Adjustment Price, the "Floor Price"), then on such Vesting Date: (i) this Warrant shall vest with respect to the Warrant Shares pursuant to Section 3(a) and (b) hereof, provided, that the Adjustment Price pursuant to the formula set forth in Section 3(b) shall, exclusively for purposes of this
      Section 3(d)(i), equal the Floor Price (such number of Warrant

      Shares, the "Initial Shares") and (ii) with respect to the Warrant Shares whose vesting would result in a vesting of Warrant Shares in excess of the Initial Shares, the Company will have the option to elect by written notice (the "Notice") delivered to the Holder no later than twenty (20) Trading Days prior to the applicable Vesting Date to either (x) pay to the Holder, in cash (the "Cash Payment"), within three (3) Trading Days from the Vesting Date at issue, an amount equal to the product obtained by multiplying (A) the applicable Adjustment Price and (B) the difference between the number of Warrant Shares which would have otherwise vested on such Vesting Date pursuant to Section 3(a) and (b) hereof and the Initial Shares (such number of Warrant Shares, the "Subsequent Shares") or (y) allow this Warrant to vest with respect to the Subsequent Shares. A failure by the Company to deliver the Notice to the Holder pursuant to the terms of this Section shall constitute an election by the Company to allow this Warrant to vest as to the Subsequent Shares pursuant to the terms hereof. If the Company shall fail to pay the Cash Payment in full to the Holder by the third (3rd) Trading Day from the Vesting Date at issue, then, at the election of the Holder, the Company shall either (x) pay to the Holder $5,000 per day until the Cash Payment and all additional payments due hereunder are paid in full, or (y) allow this Warrant to vest with respect to the Subsequent Shares.

            (e) Notwithstanding the foregoing provisions of this Section 3, at any time within ten (10) Trading Days following the occurrence of any of the following events (each, an "Event"), the Holder shall have the option to elect by notice ("Vesting Notice") to the Company to have this Warrant vest with respect to those Warrant Shares that have not yet already vested:

                  (i) The occurrence of a Change of Control Transaction;

                  (ii) Immediately prior to an assignment by the Company for the benefit of creditors or commencement of a voluntary case under the Federal Bankruptcy Code, or an entering into of an order for relief in an involuntary case under the Federal Bankruptcy Code, or adoption by the Company of a plan of liquidation or dissolution;

                  (iii) Five (5) Business Days prior to the proposed
            consummation with respect to the Company of a "Rule 13e-3 transaction" as defined in Rule 13e-3 under the Exchange Act (or, if necessary, such earlier date as the Company shall determine in good faith to be required in order for the Holder to be able to participate in such transaction), it being agreed that the Holder will receive actual notice of the 13e-3 Statement filed with the Commission on the date filed and actual notice of the date of acceleration hereunder no later than such date, and that if such transaction is not consummated, and this Warrant has been exercised, then the Holder (and to the extent that this Warrant would not but for this paragraph be exercisable, the Company) shall be entitled to declare the exercise null and void and the Holder shall, upon return of the Warrant Shares to the Company, be entitled to receive a refund of the Exercise Price and warrants identical to this Warrant, and such acceleration shall become void ab initio, and the Warrants shall (as to any remaining unexercised portion thereof) remain in full force and effect in accordance with the terms hereof;

                  (iv) For any period of three (3) Trading Days (which need not be consecutive Trading Days) commencing on or after the date of issuance of this Warrant, there shall be no closing bid price on the Common Stock on the Nasdaq or a Subsequent Market;

                  (v) The Common Stock fails to be listed or quoted for trading on the Nasdaq or a Subsequent Market or for a period of three (3) Trading Days (which need not be consecutive Trading Days);

                  (vi) A holder of Registrable Securities (as defined in the
            Registration Rights Agreement) is not permitted to sell Registrable Securities under an Underlying Shares Registration Statement for any reason for five (5) or more days (whether or not consecutive); or

                  (vii) The Company shall fail or default in the timely
            performance of any material obligation under the Transaction Documents and such failure or default shall continue uncured for a period of five (5) Business Days after the date on which notice of such failure or default is first given to the Company (it being understood that no prior notice need be provided in the case of defaults which cannot reasonably be cured within a 5-day period); provided that no such failure or default shall be considered to have occurred for purposes of this clause (vii) for a failure of an Underlying Shares Registration Statement to be declared effective until the 150th day after the issuance of this Warrant.

            In the event the Holder delivers a Vesting Notice, this Warrant shall vest with respect to the number of Warrant Shares calculated in accordance with the formula set forth on Section 3(b); provided, however that for purposes of such calculation, (i) the "Applicable Share Number" shall be deemed to mean
(A) 100% of the number of shares of Common Stock purchased by the Holder pursuant to the Purchase Agreement (such number, the "Holder Purchased Shares"), if the Event occurred prior to the First Vesting Date, (B) 66% of the Holder Purchased Shares, if the Event occurred on or after the First Vesting Date but prior to the Second Vesting Date and (C) 33% of the Holder Purchased Shares if the Event occurred on or after the Second Vesting Date but prior to the Third Vesting Date; and (ii) the "Adjustment Price" shall be deemed to mean the average of the ten (10) lowest Per Share Market Values (which need not occur on consecutive Trading Days) during the forty (40) Trading Days immediately preceding the date on which the Event occurred.

            (f) Subject to Sections 3(a) and (b), this Warrant shall be exercisable by the registered Holder on any Business Day before 6:30 P.M., New York City time, at any time and from time to time on or after the date hereof to and including the Expiration Date. At 6:30 P.M., New York City time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value.

                  (g) Subject to Sections 3(a) and (b), this Warrant shall be exercisable, either in its entirety or, from time to time, for a portion of the number of Warrant Shares. If less than all of the Warrant Shares which may be purchased under this Warrant are exercised at any time, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares for which no exercise has been evidenced by this Warrant.

      4. Delivery of Warrant Shares.

            (a) Subject to Sections 2(b), 7 and 11, upon surrender of this Warrant, with the Form of Election to Purchase attached hereto duly completed and signed, to the Company at its address for notice set forth in Section 13 and upon payment of the Exercise Price multiplied by the number of Warrant Shares that the Holder intends to purchase hereunder, in the manner provided hereunder, all as specified by the Holder in the Form of Election to Purchase, the Company shall promptly (but in no event later than three (3) Trading Days after the Date of Exercise (as defined herein)) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate for the Warrant Shares issuable upon such exercise, free of restrictive legends, except in the event that both an Underlying Shares Registration Statement is not then effective and the Warrant Shares are not freely transferable without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Any person so designated by the Holder to receive Warrant Shares shall be deemed to have become holder of record of such Warrant Shares as of the Date of Exercise of this Warrant.

                  A "Date of Exercise" means the date on which the Company shall have received (i) this Warrant (or any New Warrant, as applicable), with the Form of Election to Purchase attached hereto (or attached to such New Warrant) appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares so indicated by the holder hereof to be purchased.

            (b) If the Company fails to deliver to the Holder certificate or certificates representing the Warrant Shares pursuant to Section 4(a) by the third (3rd) Trading Day after the Date of Exercise, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, $5,000 for each day after such third (3rd) Trading Day until such certificates are delivered. Nothing herein shall limit the

      Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon exercise within the period specified herein and the Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law. The Company shall, upon request of the Holder, if available, use its best efforts to deliver Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

            (c) In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder certificate or certificates representing the Warrant Shares pursuant to Section 4(a) by the third
      (3rd) Trading Day after the Date of Exercise, and if after such third
      (3rd) Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder was entitled to receive upon such exercise (a "Buy-In"), then the Company shall pay (1) in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the product of (A) the number of Warrant Shares that the Company was required to deliver pursuant to Section 4(b) to the Holder in connection with the exercise at issue and (B) the Per Share Market Value at the time of the sale giving rise to such purchase obligation and (2) deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations under Section 4(b). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with a market price on the date of exercise in the amount of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In. Notwithstanding anything contained herein to the contrary, if the Holder requires the Company to make payment in respect of a Buy-In for the failure to timely deliver certificates hereunder and the Company timely pays in full such payment, the Company shall not be required to pay such Holder liquidated damages under Section 4(b) in respect of the certificates resulting in such Buy-In.

            (d) The Company's obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. If the Company breaches its obligations under this Warrant, then, in addition to any other liabilities the Company may have hereunder and under applicable law, the Company shall pay or reimburse the Holder on demand for all costs of collection and enforcement (including reasonable attorneys fees and expenses).

      5. Piggyback Registration Rights. The Holder shall be entitled to the piggyback registration rights afforded to a holder pursuant to Section 6(f) of that certain Registration Rights Agreement dated as of the date hereof, among the Company and the signatories thereto.

      6. Payment of Taxes. The Company will pay all documentary stamp taxes attributable to the issuance of Warrant Shares upon the exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder and the Company shall not be required to issue or cause to be issued or deliver or cause to be delivered the certificates for Warrant Shares unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

      7. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable charges as the Company may prescribe.

      8. Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares that shall be so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

      9. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9. Upon each such adjustment of the Exercise Price pursuant to this Section 9, the Holder shall thereafter prior to the Expiration Date be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of Warrant Shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

            (a) If the Company, at any time while this Warrant is outstanding,
      (i) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or on any other class of capital stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock into a larger number of shares, or
      (iii) combine outstanding shares of Common Stock into a smaller number of shares, the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination, and shall apply to successive subdivisions and combinations.

            (b) In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Holder shall have the right thereafter to exercise this Warrant only for the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holder shall be entitled upon such event to receive such amount of securities, cash or property as equals the number of Warrant Shares such Holder would have been entitled to had the Holder exercised this Warrant in full immediately prior to such reclassification or share exchange. This provision shall similarly apply to successive reclassifications or share exchanges.

            (c) If the Company, at any time while this Warrant is outstanding, shall distribute to all holders of Common Stock (and not to holders of this Warrant) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 9(a), (b) and (d)) (collectively, "Assets"), then in each such case, the Holder shall be entitled to receive, for each Warrant Share with respect to which this Warrant is exercised after the record date fixed for determination of stockholders entitled to receive such distribution, the Assets received by all holders of Common Stock with respect to one share of Common Stock.

            (d) If, within 90 Trading Days of any Vesting Date, the Company or any subsidiary thereof shall issue or cause to be issued rights, warrants, debt or other securities entitling the holder thereof to acquire, or shall otherwise sell or distribute shares of Common Stock or other securities, other than (i) issuances pursuant to any exercise or conversion of any warrants, options, subscriptions, convertible notes, convertible debentures, convertible preferred stock or other convertible securities issued and outstanding on the Closing Date (as defined in the Purchase Agreement) and set forth on Schedule 2.1(c) to the Purchase Agreement in accordance with the terms of such securities as of such date; (ii) issuances pursuant to any grant or exercise of any stock or options which may hereafter be granted or exercised under any employee benefit plan of the Company now existing or to be implemented in the future, or upon grant or exercise of any stock or options to or by any officer, director or employee, whether or not under a plan, so long as the issuance of such stock or options is approved by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose; (iii) issuances pursuant to any Closing Warrants (as defined in the Purchase Agreement) issued pursuant to the Purchase Agreement; (iv) securities issued in connection with an underwritten public offering of the Company;
      (v) securities issued in connection with any merger, acquisition or consolidation, or purchase of assets or business from another person, so long as the Company is the surviving corporation and that such transaction is not primarily for the purpose of raising capital, or (vi) in connection with the issuance of Common Stock, not in excess of 1% of the Common Stock issued and outstanding on the original issue date of this Warrant, upon the exercise of warrants or other rights granted to any bank other commercial financing institution, for a consideration per share less than both (x) the market price at the time of such issuance or distribution and
      (y) an Adjustment Price previously used in calculating the vesting of Warrant Shares on previous Vesting Date (such an issuance, a "Discounted Issuance"), then the Adjustment Price previously used in calculating the vesting of Warrant Shares on any previous Vesting Date (if greater than such issuance price) shall equal the consideration per share at which such Discounted Issuance was made and the Company shall, within ten (10) Trading Days of such Discounted Issuance, issue to the Holder a number of shares of Common Stock equal to the difference between the number of Warrant Shares vested on any previous applicable Vesting Date based on the Adjusted Price then in effect and the number of Warrant Shares which would have vested on such previous Vesting Dates based on the imputed Adjustment Price pursuant to the Discounted Issuance. Such adjustment shall be made successively whenever such an issuance is made.

            (e) In case of any (1) merger or consolidation of the Company with or into another Person, or (2) sale by the Company of more than one-half of the assets of the Company (on a book value basis) in one or a series of related transactions, or (3) tender or other offer or exchange (whether by the Company or another Person) pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, stock, cash or property of the Company or another Person; then the Holder shall have the right thereafter to (A) exercise this Warrant for the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and the Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock for which this Warrant could have been exercised immediately prior to such merger, consolidation or sales would have been entitled, (B) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a warrant entitling the Holder to acquire shares of such entity's common stock, which warrant shall have terms identical (including with respect to exercise) to the terms of this Warrant and shall be entitled to all of the rights and privileges set forth herein and the agreements pursuant to which this Warrant was issued (including, without limitation, as such rights relate to the acquisition, transferability, registration and listing of such shares of stock other securities issuable upon exercise thereof), or (C) in the event of an exchange or tender offer or other transaction contemplated by clause (3) of this Section, tender or exchange this Warrant for such securities, stock, cash and other property receivable upon or deemed to be held by holders of Common Stock that have tendered or exchanged their shares of Common Stock following such tender or exchange, and the Holder shall be entitled upon such exchange or tender to receive such amount of securities, cash and property as the shares of Common Stock for which this Warrant could have been exercised immediately prior to such tender or exchange would have been entitled as would have been issued. In the case of clause (B), the exercise price applicable for the newly issued warrant shall be based upon the amount of securities, cash and property that each share of Common Stock would receive in such transaction and the Exercise Price immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale, consolidation, tender or exchange shall include such terms so as continue to give the

      Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

            (f) For the purposes of this Section 9, the following clauses shall also be applicable:

                  (i) Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them
            (A) to receive a dividend or other distribution payable in Common Stock or in securities convertible or exchangeable into shares of Common Stock, or (B) to subscribe for or purchase Common Stock or securities convertible or exchangeable into shares of Common Stock, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  (ii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

            (g) All calculations under this Section shall be made to the nearest 1/100th of a share.

            (h) If:

                  (i) the Company shall declare a dividend (or any other
            distribution) on its Common Stock; or

                  (ii) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

                  (iii) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                  (iv) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

                  (v) the Company shall authorize the voluntary dissolution, liquidation or winding up of the affairs of the Company,

then the Company shall cause to be mailed to each Holder at their last addresses as they shall appear upon the Warrant Register, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

      10. Payment of Exercise Price. The Holder shall pay the Exercise Price in one of the following manners:

            (a) Cash Exercise. The Holder shall deliver immediately available funds; or

            (b) Cashless Exercise. The Holder shall surrender this Warrant to the Company together with a notice of cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

                        X = Y (A-B)/A

     where:
                        X = the number of Warrant Shares to be issued to the Holder.

                        Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

                        A = the average of the closing sale prices of the Common Stock on the principal market or exchange in which the Common Stock is then listed or traded, as reported by Bloomberg Information Systems, Inc. (or any successor to its function of reporting stock prices), for the five
                        (5) trading days immediately prior to (but not including) the Date of Exercise.

                        B = the Exercise Price.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have been commenced, on the issue date.

      11. Certain Exercise Restrictions.

                  (a) A Holder may not exercise this Warrant to the extent such exercise would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act of 1934 (the "Exchange Act") and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock, including shares of Common Stock issuable upon such exercise and held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of an exercise hereunder, unless the exercise at issue would result in the issuance of shares of Common Stock in excess of 4.999% of the then outstanding shares of Common Stock without regard to any other shares of Common Stock which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular exercise hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of this Warrant is exercisable shall be the responsibility and obligation of the Holder. If the Holder has delivered a Form of Election to Purchase for a number of Warrant Shares that would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the exercise for the maximum portion of this Warrant permitted to be exercised on such Date of Exercise in accordance with the periods described herein and disregard the balance of such Form of Election to Purchase, as if never delivered The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days' prior notice to the Company. Other Holders shall be unaffected by any such waiver.

                  (b) A Holder may not exercise this Warrant to the extent such exercise would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares of Common Stock issuable upon such exercise and held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of an exercise hereunder, unless the exercise at issue would result in the issuance of shares of Common Stock in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares of Common Stock which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular exercise hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of this Warrant is exercisable shall be the responsibility and obligation of the Holder. If the Holder has delivered a Form of Election to Purchase for a number of Warrant Shares that would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the exercise for the maximum portion of this Warrant permitted to be exercised on such Date of Exercise in accordance with the periods described herein and disregard the balance of such Form of Election to Purchase, as if never delivered The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days' prior notice to the Company. Other Holders shall be unaffected by any such waiver.

                  (c) If the Company Stock is then listed for trading on the Nasdaq or the Nasdaq SmallCap Market and the Company has not obtained the Shareholder Approval (as defined below), then the Company may not issue, upon exercise of this Warrant, in excess of a number of shares of Common Stock (the "Issuable Maximum") equal to 879,683 shares of Common Stock less 1/3 of the number of shares of Common Stock previously issued or issuable upon exercise of any of the Company's adjustable warrants dated June 24, 1999 and numbered SR-1, BH-1 and AS-1 (the "Prior Adjustable Warrants") and the Company's adjustable warrants dated December 8, 1999 and numbered SR-2, A S-2 and M-2. The 879,683 shares of Common Stock equals 19.999% of the number of shares of Common Stock outstanding immediately prior to the issuance of the Prior Adjustable Warrants multiplied by the quotient obtained by dividing (x) the number of shares of Common Stock issued and sold to the original Holder on the Closing Date by (y) the number of shares of Common Stock issued and sold by the Company on the Closing Date. If on any Date of Exercise (A) the Company Stock is listed for trading on the Nasdaq or the Nasdaq SmallCap Market, (B) the Exercise Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon exercise in full of this Warrant, together with any shares of Common Stock previously issued upon exercise of this Warrant, would equal or exceed the Issuable Maximum, and (C) the Company shall not have previously obtained the vote of shareholders, if any, as may be required by the applicable rules and regulations of the Nasdaq Stock Market to approve the issuance of shares of Common Stock in excess of the Issuable Maximum pursuant to the terms hereof (the "Shareholder Approval"), then the Company shall issue to the Holder a number of shares of Common Stock equal to the Issuable Maximum and, with respect to the shares whose issuance would result in an issuance of shares of Common Stock in excess of the Issuable Maximum (the "Excess Warrant Shares"), the Holder shall have the option to require the Company to either (1) use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as possible, but, in any event, no later than 60 days after such request or
(2) pay to the Holder an amount in cash equal to the product of (x) the Excess Warrant Shares multiplied by (y) the closing sales price of the Common Stock on
(a) the date such Shareholder Approval was required to have been obtained or (b) the Date of Exercise giving rise to the obligation to seek Shareholder Approval (whichever is greater) (such amount, the "Cash Payment"). If the Holder shall require the Company to use its best efforts to obtain the Shareholder Approval pursuant to the immediately preceding sentence and the Company shall have failed to obtain such Shareholder Approval on or prior to the 60th day following such request (such date, the "Target Date"), the Company shall pay to the Holder the Cash Payment no later than the 5th day following the Target Date. If the Company fails to pay the Cash Payment in full pursuant to this Section within seven (7) days after the date payable, the Company will pay interest on such amount at a rate of 18% per annum, or such lesser maximum amount that is permitted to be paid by applicable law, to the Holder, accruing daily from the date payable until such amount, plus all such interest thereon, is paid in full. The Company and the Holder understand and agree that shares of Common Stock issued upon exercise of the Warrant and then held by the Holder or an Affiliate thereof may not cast votes or be deemed outstanding for purposes of any vote to obtain the Shareholder Approval.

      12. Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. The number of full Warrant Shares which shall be issuable upon the exercise of this Warrant shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of this Warrant so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 12, be issuable on the exercise of this Warrant, the Company shall pay an amount in cash equal to the Exercise Price multiplied by such fraction.

      13. Notices. Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:30 p.m. (New York City time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 6:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service with next day delivery specified thereon, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, to 80-02 Kew Gardens Road, Suite 5000, Kew Gardens, New York 11415, facsimile number (718) 793-2455, attention Chief Financial Officer, or (ii) if to the Holder, to the Holder at the address or facsimile number appearing on the Warrant Register or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section 13.

      14. Warrant Agent.

            (a) The Company shall serve as warrant agent under this Warrant. Upon thirty (30) days' notice to the Holder, the Company may appoint a new warrant agent.

            (b) Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder's last address as shown on the Warrant Register.

      15. Miscellaneous.

            (a) This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns.

            (b) Subject to Section 15(a), above, nothing in this Warrant shall be construed to give to any person or corporation other than the Company and the Holder any legal or equitable right, remedy or cause under this Warrant. This Warrant shall inure to the sole and exclusive benefit of the Company and the Holder.

            (c) This Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof.

            (d) The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

            (e) In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,
                             SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.


                                    FIDELITY HOLDINGS, INC.


                                    By: /s/ Doron Cohen
                                        ---------------

                                    Name: Doron Cohen

                                    Title: President and CEO

                          FORM OF ELECTION TO PURCHASE

(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To Fidelity Holdings, Inc.:

      In accordance with the Warrant enclosed with this Form of Election to Purchase, the undersigned hereby irrevocably elects to purchase _____________ shares of Common Stock ("Common Stock"), $.01 par value per share, of Fidelity Holdings, Inc. and, if such Holder is not utilizing the cashless exercise provisions set forth in this Warrant, encloses herewith $________ in cash, certified or official bank check or checks, which sum represents the aggregate Exercise Price (as defined in the Warrant) for the number of shares of Common Stock to which this Form of Election to Purchase relates, together with any applicable taxes payable by the undersigned pursuant to the Warrant.

      The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of

                                          PLEASE INSERT SOCIAL SECURITY OR
                                          TAX IDENTIFICATION NUMBER


                                          ______________________________________

________________________________________________________________________________
                        (Please print name and address)

      If the number of shares of Common Stock issuable upon this exercise shall not be all of the shares of Common Stock which the undersigned is entitled to purchase in accordance with the enclosed Warrant, the undersigned requests that a New Warrant (as defined in the Warrant) evidencing the right to purchase the shares of Common Stock not issuable pursuant to the exercise evidenced hereby be issued in the name of and delivered to:

________________________________________________________________________________
                        (Please print name and address)

________________________________________________________________________________

________________________________________________________________________________

Dated:____________, ____                  Name of Holder:


                                          (Print)_______________________________

                                          (By:)_________________________________
                                          (Name:)
                                          (Title:)
                                          (Signature must conform in all
                                          respects to name of holder as
                                          specified on the face of the Warrant)

                               FORM OF ASSIGNMENT

           [To be completed and signed only upon transfer of Warrant]

      FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ________________________________ the right represented by the within Warrant to purchase ____________ shares of Common Stock of Fidelity Holdings, Inc. to which the within Warrant relates and appoints ________________ attorney to transfer said right on the books of Fidelity Holdings, Inc. with full power of substitution in the premises.

Dated:

____________, ____

                              __________________________________________________
                              (Signature must conform in all respects to name of holder as specified on the face of the Warrant)


                              __________________________________________________
                              Address of Transferee

                              __________________________________________________

                              __________________________________________________


In the presence of:


__________________________

                                                                       Exhibit A

            (i) "Adjustment Price" means the average of the ten (10) lowest Per Share Market Values (which need not occur on consecutive Trading Days) during the forty (40) Trading Days immediately preceding either a (i) Vesting Date or (ii) Trading Day, as applicable.

            (ii) "Applicable Share Number" means (i) with respect to the First Vesting Date, 34% of the number of shares of Common Stock purchased by the Holder pursuant to the Purchase Agreement and (ii) with respect to each of the Second Vesting Date and the Third Vesting Date, 33% of the number of shares of Common Stock purchased by the Holder pursuant to the Purchase Agreement.

            (iii) "Business Day" means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

            (iv) "Change of Control Transaction" means the occurrence of any of
      (1) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 33.33% of the voting securities of the Company, (2) a replacement at one time or over time of more than one-half of the members of the Board which is not approved by a majority of those individuals who are members of the Board on the date of issuance of this Warrant (or by those individuals who are serving as members of the Board on any date whose nomination to the Board was approved by a majority of the members of the Board who are members on the date of issuance of this Warrant), (3) the merger of the Company with or into another entity where the directors comprising the Board immediately prior to such transaction (or the first to occur of any series of related transactions) do not comprise a majority of the members of the board of directors of the surviving company immediately following such transaction, (4) the merger of the Company with or into another entity where the shareholders of the Company immediately prior to such transaction (or the first to occur of any series of related transactions) do not collectively own in excess of 66.66% of the outstanding voting securities of the surviving company immediately following such transaction, (5) the sale of all or substantially all of the assets of the Company in one or a series of related transactions, (6) the merger by the Company with or into another entity where the voting securities of the surviving company are not listed or quoted for trading on the Nasdaq or on a Subsequent Market, or (7) the execution by the Company of an agreement providing for any of the events set forth above in
      (1) - (6).

            (v) "Commission" means the Securities and Exchange Commission.

            (vi) "Effectiveness Date" means the date the Underlying Shares Registration Statement is declared effective by the Commission.

            (vii) "Effectiveness Required Date" means the 120th day following the date of issuance of this Warrant.

            (viii) "Nasdaq" means the Nasdaq National Market.

            (ix) "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the Nasdaq or on any Subsequent Market, or if there is no such price on such date, then the closing bid price on the Nasdaq or on such Subsequent Market on the date nearest preceding such date, or (b) if the Common Stock is not then listed or quoted on the Nasdaq or a Subsequent Market, the closing bid price for a share of Common Stock in the over- the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an appraiser selected in good faith by the Holders of a majority of the applicable Warrant Shares.

            (x) "Purchase Agreement" means the Securities Purchase Agreement dated as of the date hereof, between the Company and the original Holder hereof.

            (xi) "Purchase Price" means $15.00.

            (xii) "Securities" shall have the meaning set forth in the Purchase Agreement.

            (xiii) "Subsequent Market" shall mean any of the New York Stock Exchange, Inc., American Stock Exchange, Inc. or Nasdaq SmallCap Market.

            (xiv) "Trading Day" means (a) a day on which the Common Stock is traded on the Nasdaq or on the Subsequent Market on which the Common Stock is then listed or quoted, as the case may be, or (b) if the Common Stock s not listed on the Nasdaq or on a Subsequent Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean a Business Day.

            (xv) "Transaction Documents" shall have the meaning set forth in the Purchase Agreement.

            (xvi) "Underlying Shares Registration Statement" means a registration statement meeting the requirements set forth in the Registration Rights Agreement dated as of the date hereof between the Company and the original Holder hereof (the "Registration Rights Agreement") and covering the resale of the Registrable Securities by the selling stockholders thereunder.